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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Arch Chemicals, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO OF ARCH CHEMICALS, INC.]

                   501 MERRITT 7, NORWALK, CONNECTICUT 06851

                                                                  March 14, 2000

Dear Fellow Shareholder:

  You are cordially invited to attend our 2000 Annual Meeting of Shareholders at 8:00 a.m. on Thursday, April 27th. The meeting will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Please be advised that we have not planned a communications segment or any multimedia presentations for the 2000 Annual Meeting. The only items of business on the agenda are the election of two directors, the approval of two incentive plans and the ratification of our independent auditors.

  Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or via the Internet or by signing and dating the enclosed proxy card and mailing the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the meeting.

                                              Sincerely,

                                              /s/ Michael E. Campbell

                                              Michael E. Campbell
                                              Chairman and Chief Executive
                                              Officer


                             YOUR VOTE IS IMPORTANT

                   You are urged to vote by telephone, via
                    the Internet or by signing, dating and
                   promptly mailing your proxy card in the
                              enclosed envelope.

                             ARCH CHEMICALS, INC.

                   Notice of Annual Meeting of Shareholders

                                                           Norwalk, Connecticut
                                                           March 14, 2000

  The Annual Meeting of Shareholders of ARCH CHEMICALS, INC. will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 27, 2000, at 8:00 a.m., local time, to consider and act upon the following:

    (1) The election of two Directors.
    (2) The approval of the Senior Management Incentive Compensation Plan.
    (3) The approval of the Arch Chemicals, Inc. 1999 Long Term Incentive
  Plan.
    (4) Ratification of the appointment of independent auditors for 2000.
    (5) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed March 2, 2000 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          /s/ Sarah A. O'Connor

                                          Sarah A. O'Connor
                                              Secretary

                             ARCH CHEMICALS, INC.

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           To be Held April 27, 2000

Who is Arch Chemicals?

  Arch Chemicals, Inc. ("Arch" or the "Company") is a NYSE-listed, specialty chemicals manufacturer. The Company was spun-off by Olin Corporation ("Olin") as a separate independent public company (the "Spinoff") on February 8, 1999 to the shareholders of Olin.

When and where will the Annual Meeting be held?

  The Annual Meeting of Shareholders of the Company will be held at the Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 27, 2000, at 8:00 a.m., local time. This is the first annual meeting of the Company's public shareholders.

Who is asking for my vote and why are you sending me this document?

  The Board of Directors of the Company (the "Board") asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Thursday, April 27, 2000, or if the Annual Meeting is adjourned or postponed, at any later meeting.

  We are providing this Proxy Statement and related proxy card to the shareholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 14, 2000.

What am I being asked to vote on?

  (1) The election of two Directors.

  (2) The approval of the Senior Management Incentive Compensation Plan.

  (3) The approval of the Arch Chemicals, Inc. 1999 Long Term Incentive Plan.

  (4) Ratification of the appointment of independent auditors for 2000.

  (5) Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

  The Board recommends a vote FOR each of the nominees for director identified in Item 1 and FOR Items 2, 3 and 4.

Who is eligible to vote?

  All shareholders of record at the close of business on March 2, 2000 (the "Record Date") are entitled to vote at the Annual Meeting.

How many shares can vote?

  At the close of business on the Record Date, the Company had outstanding 22,389,263 shares of common stock, par value $1 per share (the "Common Stock"). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 3,684,200 shares were held in the Arch Common Stock Fund of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"), all of which are held by State Street Bank and Trust Company ("CEOP Trustee") as the trustee of the CEOP.

How do I vote?

  You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record and participants in the CEOP also have a choice of voting over the Internet or by using a toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 11:59 p.m., US Eastern time, on April 26, 2000 and for shares held through the CEOP will close at 10 a.m., US Eastern time, on April 26, 2000. If you do vote by telephone or the Internet, it is not necessary to return your proxy card.

  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

  The Internet and telephone voting procedures are designed to authenticate shareholders and CEOP participants by use of a control number which appears on the proxy card and to allow you to confirm that your instructions have been properly recorded.

  The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee and may not vote their shares held in the CEOP in person at the Annual Meeting.

To what shares does the proxy card apply?

  The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP, the number of shares held for your account under the CEOP. CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

Am I a shareholder of record?

  If your shares are represented by a stock certificate registered in your name or if the Company's stock transfer agent is holding your shares in a "book entry" account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

  Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of directors as set forth below, for approval of the Senior Management Incentive Compensation Plan and the 1999 Long Term Incentive Plan and in favor of the ratification of the appointment of independent auditors.

  As of the date hereof, the Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP be voted?

  If you do not vote by returning the enclosed proxy card, do not vote electronically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the meeting. CEOP participants who do not return the proxy card or vote electronically in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

What if I own shares of the Company through a bank, broker or other holder of record or in another company's employee savings plan (other than the CEOP)?

  If you hold Common Stock through a bank, broker or other holder of record or through another company's stock savings plan (other than the CEOP), you will most likely receive voting instructions from such bank, broker or other holder or from that plan's administrator. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

  If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in The DirectSERVICE(TM) Investment Program voted?

  First Chicago Trust, a division of EquiServe ("EquiServe"), is the Company's registrar and stock transfer agent. For holders of Common Stock who participate in The DirectSERVICE(TM) Investment Program offered by EquiServe, EquiServe will vote any shares of Common Stock that it holds for the participant's account in accordance with the participant's electronic vote or with the proxy returned by the participant covering his or her shares of record. If a DirectSERVICE(TM) participant does not send in a proxy for shares held of record or otherwise vote electronically, EquiServe will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

  Yes. Any person who has returned a proxy or voted electronically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone or by giving notice in writing to the Corporate Secretary or by voting in person at the meeting. Please note telephone and Internet voting ends for shares held of record at 11:59 p.m., US Eastern time, on April 26, 2000 and for shares held through the CEOP at 10 a.m., US Eastern time, on April 26, 2000. The mailing address of the Company's principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, CT 06856-5204. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

  You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in the CEOP or a savings plan of another company), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact EquiServe at (800) 519-3111 for instructions on how to change how your shares are held if you receive more than one mailing.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 1999.

                                                             Amount and
                                                             Nature of
                                                             Beneficial Percent
Name and Address of Beneficial Owner                         Ownership  of Class
------------------------------------                         ---------- --------
State Street Bank and Trust Company(a)...................... 3,865,992    17.1
225 Franklin Street
Boston, MA 02110

FMR Corp.(b)................................................ 2,654,000    11.7
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.(c)........................... 1,769,400     7.8
100 East Pratt Street
Baltimore, MD 21202

Mellon Financial Corporation(d)............................. 1,631,785     7.2
One Mellon Center
Pittsburgh, PA 15258

--------
(a) State Street Bank and Trust Company ("State Street"), a bank, acting in various fiduciary capacities, including as CEOP Trustee, has advised the Company in a Schedule 13G filing that it has sole voting power with respect to 102,982 shares, shared voting power with respect to 3,763,010 shares and sole dispositive power with respect to all the shares. State Street disclaims beneficial ownership of all such shares.
(b) The Company has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company ("Fidelity") beneficially owns 2,510,200 shares and Fidelity Management Trust Company ("FMTC") beneficially owns 143,800 shares. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 2,510,200 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 143,800 shares, sole voting power over 10,750 shares and no voting power with respect to 133,050 of the shares.
(c) T. Rowe Price Associates, Inc., a registered investment adviser, has advised the Company in a Schedule 13G filing that it has sole voting power with respect to 447,100 of such shares and sole dispositive power with respect to all the shares. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.
(d) Mellon Financial Corporation advised the Company in a Schedule 13G filing that it, directly or indirectly through its affiliates Boston Group Holdings Inc. and The Boston Company, Inc., beneficially owns 1,631,785 shares of which it has sole voting power with respect to 1,151,935 shares, shared voting power with respect to 124,950 shares, sole dispositive power with respect to 1,382,935 shares and shared dispositive power with respect to 248,150 shares.

                         ITEM 1--ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Messrs. John W. Johnstone and Jack D. Kuehler, whose biographies are shown below, have been nominated by the Board for election as Class I Directors to serve until the 2003 Annual Meeting of Shareholders and until their successors have been elected.

                                    CLASS I

         NOMINEES FOR THREE-YEAR TERMS EXPIRING AT 2003 ANNUAL MEETING

[PHOTO] JOHN W. JOHNSTONE, JR., 67, retired in April 1996 as Chairman of the Board of Olin. In 1954, he joined Hooker Chemicals and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as Vice President and General Manager of the Chemicals Group's Industrial Products department. Mr. Johnstone became a corporate Vice President and President of the Chemicals Group in 1980, and an Executive Vice President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr. Johnstone is a trustee of Hartwick College and Research Corporation Technologies, Inc. He is former Chairman of the Soap and Detergent Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Life Mutual Insurance Company, McDermott International, Inc. and Fortune Brands, Inc.


[PHOTO] JACK D. KUEHLER, 67, retired in 1993 as Vice Chairman of the Board of International Business Machines Corporation, a computer manufacturing corporation. He joined IBM in 1958 as an associate engineer in the San Jose Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh Communications Laboratory, Director of the San Jose Storage Products Laboratory and President of the Systems Product Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. He became a member of the IBM Board in 1986, Executive Vice President in 1987, Vice Chairman and member of the Executive Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers and a trustee of Santa Clara University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna Life and Casualty Company, the Parsons Corporation and Mail.com. Mr. Kuehler holds an honorary doctorate of science from Clarkson University and an honorary doctorate of engineering science from Santa Clara University.

Who are the other remaining directors and when are their terms scheduled to end?

                                   CLASS II

           DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001 ANNUAL MEETING

[PHOTO] RICHARD E. CAVANAGH, 53, is President and Chief Executive Officer and a director of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm's public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds, Airplanes Group and Aircraft Finance Trust (AFT). He is also a Trustee of Wesleyan University and The Educational Testing Service and a director of Fremont Group and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School.


[PHOTO] MICHAEL O. MAGDOL, 62, is Vice Chairman of the Board and Chief Financial Officer of Fiduciary Trust Company International, an independent global investment manager for families and institutions, and has held this position since 1987. Prior to 1987, he was Executive Vice President and a director of J. Henry Schroder Bank. He is Chairman and Director of The Ronald McDonald House of New York, Chairman of the International Committee of the New York State Bankers Association and a Trustee of The Lingnan Foundation. He holds a B.S.E. degree from the University of Pennsylvania.


                                   CLASS III

           DIRECTORS WHOSE TERMS CONTINUE UNTIL 2002 ANNUAL MEETING

[PHOTO] MICHAEL E. CAMPBELL, 52, is Chairman of the Board and Chief Executive Officer of the Company. Prior to the Distribution, he was Executive Vice President of Olin and had global management responsibility for all of Olin's businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. He joined Olin in 1978 in the Legal Department, later serving in legal and administrative positions of increasing responsibility. In 1987, he was elected Olin's Corporate Vice President, Human Resources. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is also a director of Westvaco Corporation.


[PHOTO] H. WILLIAM LICHTENBERGER, 64, is Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the

                  State University of New York, Buffalo. He is a director of Ingersoll-Rand Company. He is a director of the National Association of Manufacturers, a director of the Chemical Manufacturers Association and a member of The Business Roundtable.

[PHOTO] JOHN P. SCHAEFER, 65, is President of the Research Corporation, a foundation, and Chairman of Research Corporation Technologies, Inc. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Research Corporation and Research Corporation Technologies, Inc.


How will the returned proxies be voted for directors?

  If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual's shares of record and shares held in the CEOP, if any, will be voted for the election of Messrs. Johnstone and Kuehler. Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director, but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What are the committees of the Board? How often did the Board and each committee meet in 1999?

  During 1999, the Board held nine meetings, one of which occurred prior to the Spinoff. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 95%. Each director attended at least 75% of such meetings.

  The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

  The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendation of the appointment of independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations and surveys by such auditors; reviews reports of and audits of the Company's internal audit service provider; and reviews the presentation of the Company's financial results. The committee also advises the Board on compliance with the Company's Standards of Ethical Business Practices, on government and other compliance programs, on corporate and governmental security matters, monitors major litigation with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company's insurance and risk management process. The committee also has oversight responsibility for the implementation of the Company's Responsible Care(R) Codes and for compliance with legal mandates in the environmental, health and safety areas. The committee also reviews and evaluates the investment and financial performance of the Company's pension plan, voluntary employee benefit associations ("VEBAs") and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plan, VEBAs and any thrift plan funds; approves the selection of thrift plan investment options, approves the appointment of pension plan, VEBA and thrift plan trustees and investment managers and their respective agreements, consults with, and obtains reports from, the pension plan, VEBA and thrift plan trustees and other fiduciaries, makes recommendations to the Board for charitable contributions, annually reviews the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management's programs to maintain and improve shareholder relations. The Audit Committee currently consists of Messrs. Johnstone, Magdol and Schaefer (chair). During 1999, three meetings of this committee were held.

  The Compensation Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline awards. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee also administers the 1999 Long Term Incentive Plan, issues an annual Report on Executive Compensation that appears in the Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto and recommends to the Board changes in administration of said plans, approves terminations of qualified and non-qualified pension plans, approves the interest rate for deferred compensation arrangements, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which the committee deems appropriate and reviews plans for management development and succession. The committee also advises the Board on the remuneration for members of the Board. The Compensation Committee currently consists of Messrs. Cavanagh, Kuehler and Lichtenberger (chair). During 1999, three meetings of this committee were held.

  The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company's shareholders relating to the selection and nomination of Directors, makes recommendations to the Board regarding the election of the CEO, reviews the nominees for other offices of the Company, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. The Corporate Governance Committee currently consists of Messrs. Cavanagh, Johnstone (chair), Kuehler, Lichtenberger, Magdol and Schaefer. During 1999, one meeting of this committee was held.

  The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings.
Recommendations must be in writing and submitted to the Corporate

Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company's Bylaws.

What are the directors paid for their services?

  Generally speaking, the Stock Plan for Nonemployee Directors (the "Director Plan") (i) provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each nonemployee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) permits the Board to determine if all or part of the annual retainer shall be paid in shares of Common Stock, (iii) permits such director, subject to the approval of the Board, to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash, (iv) permits such director, subject to the approval of the Board, to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds the amount payable in shares of Common Stock ("Excess Retainer") in lieu of cash for such excess and
(v) permits such director, subject to the approval of the Board, to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Interest on deferred cash and dividends on deferred shares are paid to the Nonemployee Director unless the director, subject to the approval of the Board, elects to defer such amounts in which case interest is credited quarterly and dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a "Change in Control" as defined in such plan.

  In 1999, each nonemployee Director who was a previous director of Olin received from Olin, or was credited by Olin with, prior to the Spinoff an annual retainer of $30,000, at least $25,000 of which was paid or credited in the form of shares of Olin common stock. Such directors also were credited with 704 shares of Olin common stock which were deferred under the Olin Corporation 1997 Stock Plan for Nonemployee Directors ("Olin's Directors Plan") to a director stock account. In connection with the Spinoff, the existing accounts held in Olin's Directors Plan (and any phantom shares of Common Stock credited to such accounts in the Spinoff) for Olin directors who were becoming Arch directors in the Spinoff were transferred to the Directors Plan. Nonemployee Directors who were not previously Olin directors received in 1999 a prorated retainer of $25,000, all of which was paid or credited in the form of shares of Common Stock as provided in the Directors Plan. During 1999, Directors who were not employees of the Company were also paid or credited with a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended. Committee chairs also received a $5,000 annual committee meeting fee.

  For 2000, each nonemployee Director received or was credited with 1,800 shares of Common Stock and $16,500 in cash as the annual retainer under the Directors Plan. In addition, the Directors were granted 3,600 stock options on January 3, 2000 with an exercise price of $19.85 per share, which was the fair market value of the Common Stock on the grant date. Such options are currently exercisable and have a ten-year term. Nonemployee Directors will receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings in 2000 and each Committee chair will receive a $5,000 annual committee meeting fee in 2000. The shares, cash retainer and fees may be deferred by the Director as provided in the Directors Plan.

  During 1999, Directors who were not officers or employees of the Company were also covered under a matching gift plan of Olin whereby Olin's charitable trust would make a 100% match of gifts totalling up to $5,000 by the director to an eligible institution. In 2000, such directors participate in the Arch charitable giving program with a 100% match for gifts up to $2,500 to eligible institutions instead of the Olin program. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company's business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

  The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 13, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 15, 2000. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

                                                           No. of     Percent of
                                                        Common Shares  Class of
                                                        Beneficially    Common
               Name of Beneficial Owner                  Owned(a,b)    Stock(c)
               ------------------------                 ------------- ----------
Leon B. Anziano.......................................      50,334       --
Michael E. Campbell...................................      93,972       --
Richard E. Cavanagh...................................       8,733       --
Paul J. Craney........................................      18,289       --
John W. Johnstone, Jr. ...............................     163,712       --
Mark A. Killian.......................................      17,046       --
Jack D. Kuehler.......................................      12,712       --
H. William Lichtenberger..............................      11,266       --
Michael O. Magdol.....................................       8,134       --
Louis S. Massimo......................................      15,199       --
John P. Schaefer......................................      15,008       --
Directors and executive officers as a group, including
 those named above
 (23 persons).........................................     488,938       2.1

--------
(a) Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under "What are the directors paid for their services?" in the amounts of 5,010 for Mr. Cavanagh; 3,237 for Mr. Johnstone; 9,112 for Mr. Kuehler; 7,466 for Mr. Lichtenberger; 4,534 for Mr. Magdol; and 7,219 for Mr. Schaefer. Such shares so credited to these directors have no voting power.
(b) The amounts shown include shares that may be acquired within 60 days following January 15, 2000 through the exercise of stock options, as follows: Mr. Anziano, 39,074; Mr. Campbell, 79,016; Mr. Cavanagh, 3,600; Mr. Craney, 14,044; Mr. Johnstone, 110,616; Mr. Killian, 12,695; Mr. Kuehler, 3,600; Mr. Lichtenberger, 3,600; Mr. Magdol, 3,600; Mr. Massimo, 13,192; Mr. Schaefer, 3,600; and all directors and executive officers as a group, including the named individuals, 324,363.
(c) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of Arch's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 1999 to December 31, 1999 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for Sarah
Y. Kienzle, a former officer, who advised the Company that she was one day late in filing her Form 5 because of late receipt of the Form by her as a result of a change in address.

                            EXECUTIVE COMPENSATION

        Report of the Compensation Committee on Executive Compensation

 Compensation Philosophy

  It is the philosophy of the Company to incent and compensate its executives to maximize shareholder value. This philosophy incorporates the following principles:

    1. Compensation should attract and retain qualified employees and stimulate their profitable efforts on behalf of the Company;

    2. Compensation should be internally equitable and externally competitive; and

    3. Performance metrics should be directly linked to profitability and shareholder value creation of the Company.

 Executive Compensation Program as Administered in 1999

  Generally speaking, the Compensation Committee establishes competitive total compensation opportunities for the CEO and other executive officers that are targeted to the median of a group of 26 specialty chemical companies (the "comparator group") that are similar to Arch in terms of size and scope of operations. An independent consultant provides the Committee with an annual assessment of Arch's relative position within this comparator group with respect to operating performance and total compensation including each of the following components:

  .Annual Base Salary

  .Annual Incentive Bonus

  .Long Term Incentive Award

  Together, these three components comprise the total targeted compensation opportunity determined by targeting the median of the group cited above. Once the total targeted compensation opportunity is determined for the CEO and other named executive officers, the Compensation Committee, also with the advice of an outside consultant, determines the appropriate mix of these three components, again using the competitive analysis. With the focus on creating alignment between the compensation program and shareholders' interest, the emphasis of the Company's executive compensation is on variable compensation that is at risk for performance.

  The objectives of the Company's executive compensation policies are to:

  .Unite the Company's management as a team

  .Reward enhancement of earnings per share ("EPS") growth and shareholder value

  .Stress at risk variable pay programs with an emphasis on the long term financial performance

  .Ensure "line of sight" strategic objectives are clearly articulated and their achievement appropriately rewarded

 Annual Base Salary

  Effective February 1, 1999 the CEO's base salary was set at $550,000. Factors considered by the Committee in setting his 1999 salary included analyses of the comparator group and targeting our CEO's base salary to below the median of the comparator group. However, the CEO's base salary was targeted to below the median of the comparator group primarily to reflect increased emphasis on variable pay and to a lesser degree to address the CEO's relatively short tenure in this position.

  Also, effective February 1, 1999, base salary adjustments were made for the Chief Operating Officer and all other named executive officers. These salary adjustments utilized the same comparative methodology cited above.

 Annual Incentive Bonus

  Incentive bonuses for Arch named executive officers were determined by a comparison of pre-established 1999 targets for EPS, profit margin performance, return on total assets and, if applicable, business unit profitability with actual 1999 financial performance for these measures. The financial measures were weighted 80% with the remaining 20% applied to achieving personal strategic objectives. In addition, several named executive officers, including the CEO, had included in their eligible opportunity bonus amount a portion of their Olin EVA bonus bank balances that were transferred over to the Company from Olin Corporation in the spin-off. These balances at Olin represented deferred bonus amounts that were "at risk" for future years. Participants who had positive bank balances in the Olin EVA Bonus Plan who became Arch employees will have one-third of the bank balance at risk for each of the years 1999, 2000 and 2001. This "at risk" bank portion will be paid only if the annual incentive bonus plan produces a payout. The percentage of the bank portion paid will be the same percentage as the quantitative portion of the annual plan (to a maximum of 100%); any portion of such one-third amount that is unearned in a given year will be forfeited.

  The CEO's bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the specified performance metrics and weightings using the three financial performance measures outlined above. This resulted in a 71% payout for the CEO under such plan. For 1999, the CEO's total bonus payout was $401,306. This consisted of $281,306 from the Company's Senior Management Incentive Compensation Plan (including a portion of his EVA bonus bank balance) and $120,000 which represented an additional payment regarding the CEO's accomplishment of strategic, non-financial objectives that were established earlier in the year. However, other criteria regarding business performance such as improvements in business processes, health, safety and environmental performance and human resource development also were considered. In addition, for 1999, a major goal of the CEO was accomplishing the spin-off of Arch Chemicals from Olin Corporation and the launching of the new company as smoothly as possible. The Committee considered performance in this area to be highly significant in determining the level of the award.

 Long Term Incentive Award

  As indicated earlier, the Committee, with the advice of its independent consultant, established target values for all three components of compensation, including the Long Term Incentive Plan award. This first grant made to executives is intended to deliver three years of target value and was made in the form of stock options and performance share units. With a view consistent with aligning Arch's senior executives with the interests of shareholders, the award of performance shares was designed to recognize and reward cumulative EPS growth over a three year performance period. The performance share units can be earned at the end of the three-year performance cycle provided that the EPS growth targets are achieved during that period. In addition, stock options were awarded that will be of value only through share price appreciation. The stock options were granted at the fair market value of Arch shares on February 9, 1999, become exercisable on February 9, 2002 and have a ten-year term.

                                          H. William Lichtenberger (Chair)
                                          Richard E. Cavanagh
                                          Jack D. Kuehler

January 27, 2000

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Arch (collectively, the "named executive officers") cash compensation for the fiscal years 1998-1999. Amounts shown in the table and related footnotes include payments by Olin for services to Olin in the periods prior to the Spinoff.

                          Summary Compensation Table

                                           Annual Compensation                  Long Term Compensation
                                     -------------------------------- ------------------------------------------
                                                                             Awards          Payouts
                                                                      --------------------- ----------
                                                              Other
         Name and Principal                                  Annual   Restricted Securities            All Other
           Position as of                                    Compen-  Stock Unit Underlying    LTIP     Compen-
         December 31, 1999           Year  Salary   Bonus   sation(a)   Awards   Options(b) Payouts(c) sation(d)
         ------------------          ---- -------- -------- --------- ---------- ---------- ---------- ---------
Michael E. Campbell................  1999 $539,591 $401,306  $26,356       0      200,000    $ 81,579  $ 30,808
 Chairman & Chief Executive Officer  1998 $425,004 $152,412  $17,619       0       50,000    $207,140  $ 32,168
Leon B. Anziano....................  1999 $370,000 $219,325  $19,717       0      100,000    $ 82,155  $ 63,774
 President &                         1998 $301,668 $ 76,972  $16,163       0       20,000    $203,733  $125,755
 Chief Operating Officer
Louis S. Massimo...................  1999 $268,754 $122,721  $     0       0       50,000    $      0  $ 12,674
 Vice President &                    1998 $200,004 $ 53,639  $     0       0       12,500    $      0  $ 12,214
 Chief Financial Officer
Paul J. Craney.....................  1999 $209,167 $109,546  $     0       0       30,000    $ 10,729  $ 11,717
 Vice President, Strategic
  Development                        1998 $196,010 $ 98,926  $   469       0        7,500    $ 44,769  $ 18,294
Mark A. Killian....................  1999 $221,900 $ 90,300  $     0       0       40,000    $ 35,151  $ 11,840
 Vice President, Human Resources     1998 $186,400 $ 43,662  $ 1,537       0        7,500    $ 68,596  $ 13,667

--------
(a) Includes tax gross-ups paid for imputed income on use of company-provided automobiles and an outside personal financial advisor. Amounts shown for 1998 also include dividend equivalents on outstanding Olin performance share units paid at the same rate as dividends paid on Olin common stock.
(b) Amounts shown for 1998 represent stock options to buy Olin common stock and do not represent options to acquire Arch Common Stock. These Olin options were granted prior to the Spinoff while the named individual was an Olin employee. Outstanding Olin options at the time of the Spinoff were equitably adjusted to create a new Olin option and new Arch stock option.
(c) Amounts include payouts of Olin performance share units in the form of Olin common stock made prior to the Spinoff.
(d) Amounts reported in this column for 1999 consist of the following items:

                                                                     Value of
                                                                   Split-Dollar
                                  CEOP  Supplemental  Term Life   Life Insurance
                                 Match    CEOP(1)    Insurance(2)  Premiums(3)
                                 ------ ------------ ------------ --------------
   M. E. Campbell............... $5,325   $12,616       $3,145       $ 9,722
   L. B. Anziano................ $5,347   $ 6,991       $3,891       $13,012
   L. S. Massimo................ $5,370   $ 3,634       $1,370       $ 2,300
   P. J. Craney................. $4,836   $ 1,572       $    0       $ 5,309
   M. A. Killian................ $3,621   $ 1,321       $2,762       $ 4,136

  --------
  (1) The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 1999 contributions and Company matching amounts made after the Spinoff were invested in an Arch phantom stock account under this plan.
  (2) Under Arch's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
  (3) The amount of the premium shown represents the full dollar amount of the premium the Company paid in 1999 for the whole life insurance and to fund the retiree death benefit. Such amounts also include retroactive premiums which the Company paid to cover a period of time during which some premiums were suspended due to the financial instability of the insurance carrier.

  The figure for Mr. Anziano also includes $34,533 of relocation payments (including tax gross-ups) made under a relocation policy in connection with Mr. Anziano's relocation from Olin's Cleveland, Tennessee office to the Norwalk, Connecticut headquarters.

How many 1999 Long Term Incentive Plan ("Long Term Plan") awards were granted in 1999 as part of 1999 compensation to the individuals named in the Summary Compensation Table?

  The following table sets forth as to the individuals named in the summary compensation table on page 13, information relating to options granted by the Company from January 1, 1999 through December 31, 1999.

  Option Grants of Common Stock in Last Fiscal Year Made Under the 1999 Long
                            Term Incentive Plan(a)

                                                     Individual Grants(a)
                         ----------------------------------------------------------------------------
                                      % of Total                       Potential Realizable Value at
                         Number of     Options                          Assumed Rates of Stock Price
                         Securities    Granted                            Appreciation for Option
                         Underlying     to All                                   Term(d)(e)
                          Options     Employees    Exercise Expiration ------------------------------
Name                     Granted(b) in Fiscal Year Price(c)    Date     0%       5%           10%
----                     ---------- -------------- -------- ---------- ----------------- ------------
M.E. Campbell...........   200,000       19.4       $19.41    2/8/09      0    2,441,369    6,186,908
L.B. Anziano............   100,000        9.7       $19.41    2/8/09      0    1,220,684    3,093,454
L.S. Massimo............    50,000        4.8       $19.41    2/8/09      0      610,342    1,546,727
P. J. Craney............    30,000        2.9       $19.41    2/8/09      0      366,205      928,036
M.A. Killian............    40,000        3.9       $19.41    2/8/09      0      488,274    1,237,382
All Optionees .......... 1,032,200      100.0       $19.51     (f)        0   12,664,820   32,095,139
All Stockholders........       N/A        N/A          N/A       N/A      0  276,382,458  700,407,414

--------
(a) In connection with the Spinoff, holders of then existing Olin stock options received Arch stock options as part of an antidilution adjustment. Such Arch stock options so issued in the Spinoff are not included in this table.
(b) Options were awarded to the named officers on February 9, 1999. This grant becomes exercisable on February 9, 2002. Upon a Change in Control (as defined in the Long Term Plan), all options become exercisable. Options may become exercisable on earlier dates in the event of death, disability, retirement or termination of employment with the Company's consent.
(c) The exercise price of the options reflects the fair market value of Common Stock on the date of grant. For all optionees, the exercise price is expressed as a weighted average.
(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Arch's stock price or to establish any present value of the options.
(e) Realizable values are computed based on the number of options which were granted in 1999 and which were still outstanding at year-end.
(f) The expiration dates of options granted during 1999 are February 8, 2009, February 24, 2009 and April 28, 2009.

  In addition, performance share units awards were granted under the Long Term Plan to key employees selected by the Compensation Committee during 1999.

  The following table sets forth as to the individuals named in the summary compensation table on page 13, information relating to the performance share units granted by the Company from January 1, 1999 through December 31, 1999.

           1999 Long Term Incentive Plan--Awards In Last Fiscal Year

                                                        Estimated Future Payouts
                                            Performance          Under
                                             Or Other    Non-Stock Price-Based
                                 Number of    Period            Plans(b)
                                Performance    Until    ------------------------
                                Share Units Maturation  Threshold Target Maximum
             Name                 (#)(a)     Or Payout     (#)     (#)     (#)
             ----               ----------- ----------- --------- ------ -------
M.E. Campbell..................   60,000      3 yrs.     24,000   60,000 90,000
L.B. Anziano...................   25,000      3 yrs.     10,000   25,000 37,500
L.S. Massimo...................   18,000      3 yrs.      7,200   18,000 27,000
P.J. Craney....................    8,000      3 yrs.      3,200    8,000 12,000
M.A. Killian...................   10,000      3 yrs.      4,000   10,000 15,000

--------
(a) Each performance share unit consists of a phantom share of Common Stock which is payable in shares of Common Stock if the performance goals are achieved. Performance share units granted have a three-year performance cycle ending December 31, 2001. The Compensation Committee has established a payment schedule which sets forth the portion of each performance unit to be paid at the end of the performance cycle if the Company achieves a certain cumulative earnings per share growth target at the end of the performance cycle. At the end of the performance cycle, each participant will receive the portion of each performance share unit earned in accordance with the payment schedule. The portion of the performance share unit not earned by the end of the three-year performance cycle will be forfeited. In certain circumstances, such as retirement and disability, performance share units are prorated based on employment service during the performance period and paid out if performance goals are achieved at the end of the performance period. Upon a change in control, units are prorated and the prorated units are paid out at a minimum of 100%.
(b) The amount shown is the number of shares of Common Stock that would be delivered to the participant if the threshold, target and maximum performance goals are achieved at the end of the performance period. The payment schedule provides for payouts in the form of shares of Common Stock ranging from 0% to 150% of the performance units. If the minimum threshold is not reached, no payouts will occur during the performance cycle. The threshold amount shown in the table assumes the minimum is achieved. The target amount shown in the table represents a 100% payout at the end of the performance cycle. The maximum amount shown in the table reflects a 150% payout. The value of performance share units on payout is dependent upon the fair market value of Common Stock at the time of payout.

How many Arch stock options were exercised in 1999 by the individuals named in the Summary Compensation Table and what is the value of the unexercised ones?

  The following table sets forth as to the individuals named in the summary compensation table on page 13, information regarding options exercised during 1999 and the value of in-the-money outstanding options at the end of 1999.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                    Values

                                                Number of Securities       Aggregate Value of
                                               Underlying Unexercised   Unexercised, In-the-Money
                           Shares                Options at 12/31/99       Options at 12/31/99(a)
                          Acquired    Value   ------------------------- -------------------------
          Name           on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
M.E. Campbell...........    2,043     $5,353    65,682       221,666      $45,859     $306,000
L.B. Anziano............        0          0    33,240       109,166      $14,313     $153,000
L.S. Massimo............        0          0    11,526        55,832      $     0     $ 76,500
P.J. Craney.............        0          0    11,793        33,499      $ 3,808     $ 45,900
M.A. Killian............      449     $1,176    10,444        43,499      $   855     $ 61,200

--------
(a) Value was computed as the difference between the exercise price and the $20.94 per share closing price of Arch Common Stock on December 31, 1999, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

  Comparison of 11 Month Cumulative Total Return Among Arch Chemicals, Inc., the S & P 500 Index and the S & P Chemicals (Specialty) Index

  The graph below compares the cumulative total shareholder return of the Common Stock to the Standard & Poor's 500 Index and to the Standard & Poor's Chemicals (Specialty) Index for the period from February 9, 1999, the day shares of Common Stock began "regular way" trading on the New York Stock Exchange, to December 31, 1999, the last trading day of the Company's fiscal year. The graph assumes that the value of the investment in the Common Stock and each index was $100 at February 9, 1999 and that all dividends were reinvested.

                                 [LINE GRAPH]

            ARCH CHEMICALS, INC.      S&P 500       S&P CHEMICALS (SPECIALTY)

2/9/99            $100.00             $100.00               $100.00
Feb-99            $101.00              $96.89               $104.77
Mar-99             $89.04             $100.77               $100.18
Apr-99            $116.94             $104.67               $120.19
May-99            $123.65             $102.20               $118.31
Jun-99            $130.35             $107.87               $132.45
Jul-99            $120.63             $104.50               $128.95
Aug-99            $106.55             $103.99               $118.82
Sep-99             $87.61             $101.14               $107.40
Oct-99             $79.83             $107.54               $103.24
Nov-99             $85.66             $109.72               $101.44
Dec-99            $114.78             $116.19               $111.61


Certain Relationships and Related Transactions

  In connection with the Spinoff, the Company and Olin, when Olin was the sole shareholder of the Company, entered into certain agreements for the purpose of giving effect to the Spinoff, governing their relationship subsequent to the Spinoff, including the operation and maintenance of certain facilities at shared plant sites, and providing for the allocation of employee benefits, tax and certain other liabilities and obligations arising from periods prior to the Spinoff. While the agreements contain terms which are thought to be comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties, these agreements were reached while the Company was wholly owned by Olin and therefore are not the result of arm's-length negotiations between independent parties. These agreements included a Distribution Agreement, a Charleston Services Agreement, a Chlor-Alkali Supply Agreement, a Covenant Not to Compete Agreement, an Employee Benefits Allocation Agreement, an Intellectual Property Transfer and License Agreement, an Information

Technology Services Agreement, a Sublease, a Tax Sharing Agreement, a Trade Name License Agreement and a Transition Services Agreement. On January 27, 1999, Olin obtained an unsecured $125 million revolving five-year credit facility and an unsecured $125 million 364-day facility (the five year and 364-day facilities being collectively the "Credit Facility"). Olin borrowed $75 million under the Credit Facility prior to the Spinoff. In connection with the Spinoff and on February 8, 1999, the Company succeeded to the Credit Facility and assumed the $75 million of debt. These matters were previously described in the Company's 1998 Form 10-K.

Do the named executive officers have employment or change in control agreements?

  Each of the five executive officers named in the summary compensation table has an Executive Agreement with the Company which provides, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months' base pay plus the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a "Change in Control" of the Company occurs, and there is a covered termination, the individual will receive (i) three times the severance payment and (ii) another payment equal to three times the higher of the individual's long term incentive target at the time of termination or immediately prior to the Change in Control. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A "Change in Control" would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a Subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company's business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company's shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company's assets or a liquidation or dissolution of the Company. Each agreement provides that the individual agrees to remain in the Company's employ for six months after a "Potential Change in Control" of the Company has occurred. The agreements provide that payments made thereunder or under any change in control provision of the Company's compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of the Company's benefit and compensation plans also contain "change-in-control" provisions.

What are the retirement income benefits provided to the named executive officers?

  The Company has a tax-qualified, defined benefit pension plan for Company employees ("Tax Qualified Pension Plan") that provides benefits based on service with Olin and with the Company. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following the Spinoff who cease to be Company employees after the Spinoff. Olin transferred assets to the Company's pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended.

  The Tax Qualified Pension Plan, together with a supplementary plan (collectively, the "Company Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). Directors who are not also employees of the Company are not eligible to participate in the Company Pension Plan. The Tax Qualified Pension Plan is a tax-qualified plan, and benefits are payable only with respect to non-deferred compensation. Under the supplementary plan mentioned above, the Company pays a supplemental pension, based on the formula described below, on deferred compensation (including deferred incentive compensation). Also under the supplementary plan, the Company will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Company Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 13), including deferred compensation, received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. The normal retirement allowance is 1.5% of "Compensation" as so defined, multiplied by the number of years of benefit service, reduced by an amount of the employee's primary Social Security benefit not to exceed 50% of such Social Security benefit. Years of benefit service shall also include benefit service with Olin.

  Under the Company's Senior Executive Pension Plan (the "Senior Plan"), which is a second nonqualified pension plan, the Company pays retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), reduced by payments from the Company Pension Plan, any other Olin or Company pension, pension benefits from other employers, and certain Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of 3% for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Company Pension Plan, (ii) all qualified and non-qualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee's primary Social Security benefit. The Senior Plan also provides benefits to the executive's surviving spouse generally equal to 50% of the executive's benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in such plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Tax Qualified Pension Plan provides that if, within three years following a "Change in Control" of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

  Each of the Senior Plan and the supplementary plan mentioned above provides that in the event of a "Change in Control," the Company will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control." The Executive Agreements described above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the "Change in Control."

The following table shows the maximum combined amounts payable annually on normal retirement under the Company Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                              Pension Plan Table

                                         Years of Service
              ----------------------------------------------------------------------
                                  15
Remuneration  5 Years  10 Years  Years  20 Years 25 Years 30 Years 35 Years 40 Years
------------  -------- -------- ------- -------- -------- -------- -------- --------
$  200,000    $ 30,000 $ 60,000 $90,000 $100,000 $100,000 $100,000 $105,000 $120,000
   300,000      45,000   90,000 135,000  150,000  150,000  150,000  157,500  180,000
   400,000      60,000  120,000 180,000  200,000  200,000  200,000  210,000  240,000
   500,000      75,000  150,000 225,000  250,000  250,000  250,000  262,500  300,000
   600,000      90,000  180,000 270,000  300,000  300,000  300,000  315,000  360,000
   700,000     105,000  210,000 315,000  350,000  350,000  350,000  367,500  420,000
   800,000     120,000  240,000 360,000  400,000  400,000  400,000  420,000  480,000
   900,000     135,000  270,000 405,000  450,000  450,000  450,000  472,500  540,000
 1,000,000     150,000  300,000 450,000  500,000  500,000  500,000  525,000  600,000
 1,100,000     165,000  330,000 495,000  550,000  550,000  550,000  577,500  660,000
 1,200,000     180,000  360,000 540,000  600,000  600,000  600,000  630,000  720,000

  Credited years of service for the executive officers named in the summary compensation table on page 13 as of December 31, 1999 are as follows: Mr. Campbell, 21.6 years (12.3 years under the Senior Plan); Mr. Anziano, 26.1 years (12.0 years under the Senior Plan); Mr. Craney, 29.5 years (0 years under the Senior Plan); Mr. Killian, 20.8 years (.9 years under the Senior
Plan); and Mr. Massimo, 5.1 years (2.1 years under the Senior Plan).

Does the Company have a compensation deferral program?

  Under the Company's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and Arch phantom stock accounts.

     ITEM 2--APPROVAL OF THE SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

What is the Senior Management Incentive Compensation Plan?

  The Senior Management Incentive Compensation Plan ("Bonus Plan") is a plan pursuant to which senior executives selected by the Compensation Committee become eligible to receive a cash bonus based upon the Company's meeting certain financial performance goals.

Why are you asking the shareholders to approve this plan?

  The Board of Directors proposes that the shareholders approve the Bonus Plan and has directed that it be submitted to the shareholders.

  On February 25, 1999, the Board of Directors unanimously approved and adopted the Bonus Plan. In January 2000, the Bonus Plan was amended to make it conditioned on shareholder approval in order to ensure that awards made under the Bonus Plan will not be subject to the deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). Section 162(m) generally disallows a tax deduction to publicly traded companies for compensation in excess of $1,000,000 accrued with respect to a company's chief executive officer or any of the four most highly compensated officers in addition to the chief executive officer employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain criteria are met. One of those criteria is that the plan under which such performance-based compensation is awarded be approved by the public shareholders of the Company.

  Accordingly, the approval of the Bonus Plan by the Company's shareholders being sought hereby is necessary to ensure that awards paid pursuant to the Bonus Plan will not be subject to the deduction limits under Section 162(m). Approval of the Bonus Plan by the shareholders shall be deemed specific approval of the Performance Measures described below.

What are the material features of this plan?

  Set forth below is a brief description of certain salient provisions of the Bonus Plan. This does not purport to be a complete summary of the Bonus Plan. The summary is subject in its entirety to the terms and provisions of the Bonus Plan. A copy of the Bonus Plan is available upon request of the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, CT 06856-5204. The Bonus Plan is also Exhibit 10.22 to the Company's 1999 Form 10-K which is available on the Internet in the EDGAR database found at the U.S. Securities and Exchange Commission's ("SEC") web site at http://www.sec.gov.

  Purpose. The purpose of the Bonus Plan is to compensate certain members of the Company's senior management on an individual basis for contributions to the Company and to stimulate the efforts of such members by giving them a direct financial interest in the Company's performance.

  Administration. The Bonus Plan will be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate. Such committee will have sole authority to make rules and regulations for the administration of the Bonus Plan. Interpretation and decisions of such committee with regard to the Bonus Plan will be final and conclusive.

  Participants. Participants for a fiscal year shall be those salaried employees who are designated as participants ("Participants") by the Compensation Committee prior to the commencement of such fiscal year (or a later date if permitted by tax law). In February 2000, such committee designated only Mr. Campbell as a Participant for 2000. Mr. Campbell also was the only Participant for 1999.

  Performance Measures. For each fiscal year, the Compensation Committee will select one or more of the shareholder-approved measures ("Performance Measures") and set the performance goals for these measures. The Bonus Plan provides that the Performance Measures will be one or any combination of the following: Cash Flow, Earnings Per Share, Profit Margin, Return on Capital, Return on Equity and Return on Total Assets. Under the Bonus Plan, for a fiscal year, (i) "Cash Flow" means the Company's consolidated net income
(loss), before the after-tax effect of any special charge or gain or cumulative effect of any change in accounting principle, plus depreciation and amortization, less capital and investment spending and plus or minus changes in working capital at the end of such fiscal year; (ii) "Consolidated Net Assets" means the Company's consolidated total assets less consolidated non-interest bearing liabilities at the end of such fiscal year; (iii) "Earnings Per Share" means the Company's actual diluted earnings per share at the end of such fiscal year (calculated as net income available to common shareholders divided by the weighted average number of common stock plus any potential dilutive common stock (such as stock options) outstanding at the end of such fiscal year); (iv) "EBIT" means the Company's consolidated net income (loss) plus income tax expense, interest expense, extraordinary expenses or losses and any special charges minus interest income and any extraordinary gains or sales not in the ordinary course of business at the end of such fiscal year;
(v) "Profit Margin" means the Company's consolidated EBIT divided by consolidated net sales at the end of such fiscal year; (vi) "Return on Capital" means the Company's consolidated net income plus after-tax interest expense and the after-tax effect of any special charge or gain and any cumulative effect of a change in accounting principle (at the end of such fiscal year), divided by average Consolidated Net Assets (the average calculated using Consolidated Net Assets at the beginning and end of such fiscal year); (vii) "Return on Total Assets" means the consolidated EBIT (at the end of such year) divided by consolidated average total assets (the average calculated using the consolidated total assets at the beginning and end of such year) and (viii) "ROE" means the Company's consolidated net income before the after-tax effect of any special charge or gain and any cumulative effect of any change in accounting principle (at the end of such fiscal year), divided by average shareholders' equity (the average calculated using shareholders' equity at the beginning and end of such fiscal year).

  Award Determination. For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash ("Incentive Award") in an amount determined by the Compensation Committee as provided in this Plan. Prior to the commencement of a fiscal year (or such later date if permitted by tax law), for the Incentive Awards for such fiscal year, the Compensation Committee will designate or approve (i) the individuals who will be Participants in the Bonus Plan, (ii) the Performance Measures,
(iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and (v) the target Incentive Award for each Participant. Following the end of a fiscal year, the committee shall determine the Incentive Award for each Participant by: (i) comparing actual performance for each measure against the payout matrix approved for such fiscal year; (ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor; and (iii) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant's target Incentive Award.

  Notwithstanding anything contained in the Bonus Plan to the contrary, the Compensation Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Compensation Committee of the amount of such Incentive Award; however, the Compensation Committee may not reduce an Incentive Award for a fiscal year after December 31 of such fiscal year for a Participant who is employed by the Company on such date and such Incentive Award to the extent earned through achievement of the Performance Measures shall vest in such Participant on such date.

  As a condition to the right of a Participant to receive an Incentive Award, the Compensation Committee shall first certify, by resolution of the committee, that the Incentive Award has been determined in accordance with the provisions of the Bonus Plan.

  Maximum Award. The maximum Incentive Award paid a Participant under the Bonus Plan with respect to a fiscal year may not exceed 200% of such Participant's annual base salary in effect on December 31 of the immediately preceding fiscal year.

  Payment and Deferral. Incentive Awards are paid within 75 days of the close of a fiscal year in a single, lump sum. Under certain circumstances, payment may be deferred by the Participant as provided in the Company's Employee Deferral Plan.

  Nonexclusive. Participation in the Bonus Plan does not exclude Participants from participation in any other benefit or compensation plan or arrangement of the Company, including other bonus or incentive plans. Furthermore, Mr. Campbell will be participating in another bonus arrangement, the payout of which will be based on qualitative, non-financial measurements of performance.

  The cost to the Company of the Incentive Awards and the amounts to be paid to Participants cannot be determined at this time because payout of Incentive Awards is based on the Company's future financial performance, the bonus target amounts set by the Committee and the number of Participants named by the Compensation Committee. The amount of Mr. Campbell's 2000 Incentive Award potentially payable under the Bonus Plan ranges from zero to $796,206, with the exact amount to be determined based upon the Company's achieving in 2000 certain targets for Earnings Per Share, Profit Margin and Return on Total Assets.

What vote is required to approve this plan?

  The Bonus Plan will be approved if a majority of the votes cast on this proposal are voted "FOR" approval of the Bonus Plan. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  The Board of Directors recommends a vote "FOR" approval of the Senior Management Incentive Compensation Plan.

             ITEM 3--APPROVAL OF THE 1999 LONG TERM INCENTIVE PLAN

What is the 1999 Long Term Incentive Plan?

  The Company has adopted the Arch Chemicals, Inc. 1999 Long Term Incentive Plan (the "Long Term Plan"), which is designed to help the Company attract and retain key employees by providing an incentive to increase their proprietary interest in the Company. Awards under the Long Term Plan may be in the form of stock options, restricted stock, restricted stock units and performance awards that the committee administering the Long Term Plan (the "Committee") approves provided that such awards are valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock.

Why are you asking the shareholders to approve this plan?

  As with the Bonus Plan, the Board has directed that the Long Term Plan be submitted for approval by the Company's public shareholders in order to ensure that future compensation paid under awards made pursuant to the Long Term Plan will not be subject to the deduction limits under Section 162(m) of the Code.
Section 162(m) generally disallows a tax deduction to publicly traded companies for compensation in excess of $1,000,000 accrued with respect to a company's chief executive officer or any of the four most highly compensated officers in addition to the chief executive officer employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain criteria are met. One of those criteria is that the plan under which such performance-based compensation is awarded be approved by the public shareholders of the Company.

  Accordingly, the approval of the Long Term Plan by the Company's shareholders being sought hereby is necessary to ensure that any compensation paid under future awards of stock options and performance-based stock awards made pursuant to the Long Term Plan will not be subject to the deduction limits under Section 162(m). Even if the Long Term Plan is not approved, outstanding options and outstanding performance share units awards granted under the Long Term Plan prior to the Annual Meeting will continue to be exempt from those deduction limits.

What are the material features of this plan?

  Set forth below is a brief description of certain salient provisions of the Long Term Plan. This does not purport to be a complete summary of the Long Term Plan. The summary is subject in its entirety to the terms and provisions of the Long Term Plan. A copy of the Long Term Plan is available upon request of the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, CT 06856-5204. The Long Term Plan is also Exhibit 10.14 to the Company's 1999 Form 10-K which is available on the Internet in the EDGAR database found at the SEC web site at http://www.sec.gov.

  Administration. Administration of the Long Term Plan is the responsibility of the Committee, which shall be a committee of the Board consisting of at least two non-employee Directors. The Compensation Committee currently acts as the Committee for the Long Term Plan. The Committee will have the authority to designate participants, determine the nature and size of, and terms and conditions applicable to, awards, permit deferral of award payments, permit the settlement or exercise of awards, and make all other determinations and interpretations relating to the Plan. Committee determinations and interpretations will be binding on all interested parties.

  Shares Available for Awards. 2,123,000 shares of Common Stock (subject to adjustment for dividends, stock splits, mergers, spin-offs, split-ups, recapitalizations and the like) were initially available for awards under the Long Term Plan. As of January 31, 1999, 1,819,129 shares under the Long Term Plan were reserved for outstanding awards and 292,052 shares were remaining and available for grants as future awards.

  Participants. Awards may be granted under the Long Term Plan to salaried employees, including officers, of the Company and any of its controlled subsidiaries. Awards may also be granted to salaried employees of any other entity in which the Company has a significant equity interest as determined by the Committee.

  Award Determination. The Committee will from time to time select eligible employees to receive awards and determine the amount, terms and type of award to be granted. Awards may be granted for no cash consideration. However, the exercise price per share of stock purchasable under any stock option and the purchase price of stock which may be purchased under any other award providing rights to purchase Common Stock will not be less than the fair market value of such stock on the date of grant of the option or other right.

  Maximum Award. Grants to any one participant which represent or are designated in shares of Common Stock may not exceed 300,000 shares in any calendar year.

  Stock Options. The term of options granted under the Long Term Plan will be fixed by the Committee; however, such term may not exceed ten years from the date of grant. The purchase price per share of stock purchasable under any option will be determined by the Committee but will not be less than the fair market value of the stock on the date of grant of the option. The Committee will determine the time or times at which an option may be exercised in whole or in part, subject to the provisions of the Long Term Plan relating to changes in control of the Company. Options may be exercised by payment in full of the purchase price, either in cash or, at the discretion of the Committee, in whole or in part in Common Stock or other consideration having a fair market value on the date the option is exercised equal to the option price. Options granted may be either Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("Nonqualified Options").

  Restricted Stock. Restricted stock or restricted stock units may not be disposed of by the recipient until certain restrictions established by the Committee lapse. These restrictions will require recipients to remain in the employ of the Company (or an affiliate participating in the Long Term Plan) for at least three years (where vesting is based solely on continued service) in order to vest, except in the event of a Change in Control (as defined in the Long Term Plan) or for such specified reasons as the Committee may approve. Recipients will have with respect to restricted stock all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends unless the Committee otherwise determines. Upon termination of employment during the restriction period, the restricted stock and/or restricted stock units will be forfeited, subject to such exceptions, if any, as may be authorized by the Committee.

  Performance Awards. From time to time, the Committee may select a period during which performance criteria approved by the Committee will be measured for the purpose of determining the extent to which a performance award has been earned. Such period will not be less than one year, subject to the Change in Control provisions of the Long Term Plan. Performance awards may be denominated or payable in cash, shares of Common Stock, other securities, other awards or other property. Performance awards that the Committee designates as being performance-based shall have as performance measures Return on Equity, Total Return to Shareholders and/or Cumulative Earnings Per Share Growth. For purposes of the Long Term Plan, "Return on Equity" shall mean consolidated income of the Company after taxes and before the after-tax effect of any special charge or gain and any cumulative effect of any change in accounting, divided by average shareholders equity; "Total Return to Shareholders" shall mean for the performance period total return to shareholders of $100 worth of Shares for such period assuming reinvestment of dividends on a quarterly basis and "Cumulative Earnings per Share Growth" shall mean the compound annual growth rate for Arch diluted Earnings per Share for the performance or measurement period. The base Earnings per Share upon which the annual growth rate will be computed will be determined by the Committee prior to the start of the performance period. Under the Long Term Plan, "Earnings per Share" shall mean the actual Arch diluted earnings per share at the end of the performance or measurement period (calculated as the Company's net income available to common stockholders divided by the weighted average number of shares of common stock plus any potential dilutive shares of common stock (such as stock options) outstanding for each year within the performance or measurement period).

  Tax Consequences. In general, (i) no income will be recognized by a participant at the time a Nonqualified Option is granted; (ii) at the time of exercise of a Nonqualified Option, ordinary income will be recognized by a participant holding the option ("optionee") in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a Nonqualified Option appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant and within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

  If the shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

  Payment of a performance share award upon satisfaction of the performance goals will be taxable to the participant as ordinary income in the year in which the award is paid to him or her in an amount equal to the fair market value of the Common Stock received.

  The grant of restricted stock or a restricted stock unit award should not give rise to federal income tax consequences to the participant. A participant will recognize ordinary income in the year in which the restrictions on the shares lapse or the unit is paid to him or her, in an amount equal to the fair market value of the Common Stock received.

  To the extent that an optionee or participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the optionee or participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m).

  Transferred Awards. Outstanding stock options and restricted stock units under the Olin stock incentive plans held by Olin employees who became Company employees in the Spinoff were transferred to the Long Term Plan in the Spinoff.

  Non-Assignability of Awards. No award granted under the Long Term Plan may be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will, designation of beneficiary or by the laws of descent and distribution except, if the Committee so provides, stock options may be transferred by gift by the optionee to the optionee's immediate family or to a trust for the benefit of any immediate family member. Each award will be exercisable during such individual's lifetime, only by such individual or, if permissible under applicable law, by the individual's legal representative unless it has been transferred by gift and then only by the transferee.

  Amendment or Termination. The Board (or any authorized committee thereof) may amend, alter or discontinue the Long Term Plan at any time, provided that without the approval of shareholders of the Company, no such action may (i) permit any award encompassing rights to purchase shares of Common Stock to be granted with per share purchase or exercise prices at less than the fair market value of such shares on the date of grant; or (ii) after the occurrence of a Change in Control, alter the Change in Control provisions of the Long Term Plan so as to impair the rights of participants.

  Term. No awards will be granted under the Long Term Plan after January 31, 2009, but unless otherwise expressly provided in the Long Term Plan or an award agreement, an award may extend beyond such date.

  Certain Conditions to Awards. The Long Term Plan also provides that if a participant's employment is terminated, other than by reason of death, an award may be cancelled prior to exercise if the participant engages in business in competition with the Company or an affiliate or in conflict with their interests, or breaches the participant's agreement with the Company or an affiliate regarding confidentiality or inventions. In addition, the Company may recover from a participant, who prior to or within six months after exercise, payment or delivery under an award engages in any of the actions for which an award may be cancelled, the amount of any gain realized or payment received pursuant to an award. Such recovery may be obtained following notice given by the Company within two years after the exercise, payment or delivery date.

What vote is required to approve this plan?

  The Long Term Plan will be approved if a majority of the votes cast on this proposal are voted "FOR" approval. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  The Board of Directors recommends a vote "FOR" approval of the 1999 Long Term Incentive Plan.

                  ITEM 4--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG LLP as independent auditors of the Company for the year 2000. The appointment of this firm was recommended to the Board by its Audit Committee.

Why are you asking for the shareholders to ratify the auditors?

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the Bylaws. The Board of Directors of the Company is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG LLP as independent auditors.

  A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What vote is required to ratify the auditors?

  The ratification of the appointment of independent auditors for 2000 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

  The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for 2000.

                                 MISCELLANEOUS

Who will pay for this solicitation of proxies?

  The Company will pay the entire expense of this solicitation of proxies.

  Georgeson Shareholder Communications Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Shareholder Communications Inc. a fee of $10,500 covering its services and will reimburse Georgeson Shareholder Communications Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

  Shareholders who intend to present proposals for consideration at the 2001 Annual Meeting of Shareholders and who wish to have their proposals included in the Company's proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Company at its principal executive offices on or before November 14, 2000. Proposals should be sent to the Corporate Secretary, 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company's proxy statement and proxy card for the 2001 Annual Meeting. In addition, in order for a shareholder proposal that is not included in the Company's proxy statement to be raised from the floor during next year's annual meeting, written notice must be received by the Company at its headquarters after November 13, 2000 and on or before December 14, 2000 as provided in the Company's Bylaws, and shall contain such information as required under such Bylaws. You may contact the Company's Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals.

                                          By order of the Board of Directors,

                                          /s/ Sarah A. O'Connor

                                          Sarah A. O'Connor
                                            Secretary

Dated: March 14, 2000

                   [RECYCLE LOGO] PRINTED ON RECYCLED PAPER

    Please mark your                                                    5044
[X] votes as in this
    example.

        This Proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" proposals 2, 3 and 4.

-------------------------------------------------------------------------------
          The Board of Directors recommends a vote for all proposals:
-------------------------------------------------------------------------------

                                    FOR    WITHHELD
1. Election of Directors:
01. J.W. Johnstone, Jr.             [_]       [_]
02. J.D. Kueher
 For, except vote withheld from the following nominee(s).

 --------------------------------------------------------

                                    FOR    AGAINST    ABSTAIN
2. Approval of Senior Management
   Incentive Compensation Plan      [_]      [_]        [_]

3. Approval of the 1999 Long
   Term Incentive Plan              [_]      [_]        [_]

4. Ratification of the appointment
   of KPMG LLP as independent       [_]      [_]        [_]
   auditors
-------------------------------------------------------------------------------

SPECIAL ACTION     Comments/Address Change (use space on reverse side)  [_]

If available in the future, would you be interested in receiving your
proxy materials electronically?                                         [_]

Mark here if you plan to attend the Annual Meeting                      [_]

-------------------------------------------------------------------------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------

--------------------------------------------------
Signature(s)                               Date

                          /\ FOLD AND DETACH HERE /\

Dear Shareholder:

Arch Chemicals, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number. The control number is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.

To ensure that your vote will be counted, please cast your internet or telephone vote before 11:59 p.m., New York time, on April 26, 2000.

1. To vote over the Internet:
   . Log on to the Internet and go to the web site http://www.eproxyvote.com/arj

2. To vote over the telephone:
   . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
     24 hours a day, 7 days a week.

   . Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING

                        (Bring this ticket with you if attending the meeting)

                                           ADMISSION TICKET

                        Annual Meeting of Shareholders of Arch Chemicals, Inc.

       [LOGO]           Thursday, April 27, 2000
                        8:00 a.m., local time
                        Prudential Center for Learning and Innovation 32 Weed Avenue
                        Norwalk, Connecticut

P R O X Y

                             Arch Chemicals, Inc.

          This Proxy is Solicited on Behalf of the Board of Directors
                            of Arch Chemicals, Inc.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Richard E. Cavanagh, John P. Schaefer and H. William Lichtenberger, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and
(ii) directs State Street Bank and Trust Company, Trustee under the Olin Corporation Contributing Employee Ownership Plan ("CEOP") to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under such a Plan, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2000 Annual Meeting of Shareholders to be held at The Prudential Center for Learning and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 27, 2000, at 8:00 a.m. local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2000 Annual Meeting of Shareholders and any adjournments or postponements thereof.

-------------------------------------------------------------------------------
Comments/Change of address. Please mark box on reverse side.


-------------------------------------------------------------------------------

Please complete and sign the proxy on the reverse side and return it in the enclosed envelope.

                          /\ FOLD AND DETACH HERE /\

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse or to use our telephone or Internet voting system.

        FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE


                                                   (ADMISSION TICKET ON REVERSE)
                  (Bring the admission ticket with you if attending the meeting)

-------------------------------------------------------------------------------
        Directions to the Prudential Center for Learning and Innovation
      via the New England Thruway/Connecticut Turnpike or Merritt Parkway
-------------------------------------------------------------------------------


New England Thruway/Interstate 95/Connecticut Turnpike -- Exit 13

From New York

1. Turn right onto the Boston Post Road/Connecticut Avenue (U.S. 1)

2. Proceed .3 mile to Richards Avenue.

3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.

4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.

5. Turn right onto Weed Avenue, and continue .3 mile to entrance of the Prudential Center for Learning and Innovation.

6. The entrance is on the right side of Weed Avenue.

From New Haven -- Exit 13

1. Turn right onto the Boston Post Road/Connecticut Avenue (U.S. 1)

2. Proceed .5 mile to Richards Avenue.

3. Follow Directions 3-6 above.

Hutchinson River Parkway/Merritt Parkway -- Exit 38

From New York

1. Turn right onto New Canaan Avenue/Route 123 and, almost immediately, at traffic light turn left onto Nursery Street.

2. Continue on Nursery Street for .8 mile, bearing right, until it ends at Marvin Ridge Road.

3. Turn left onto Marvin Ridge Road, which becomes Weed Avenue.

4. Drive for .7 mile to the entrance of the Prudential Center for Learning and Innovation.

5. The entrance is on the left side of Weed Avenue.

From New Haven -- Exit 38

1. Turn right onto New Canaan Avenue/Route 123.

2. Proceed .2 mile to traffic light and take right onto Nursery Street.

3. Follow directions 2-5 above.